Exhibit (a)(13)

HARDINGE COMMENTS ON ROMI’S TENDER OFFER EXTENSION

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Elmira, NY – June 21, 2010 – Hardinge Inc. (NASDAQ: HDNG) today issued the following statement regarding Indústrias Romi S.A.’s (Bovespa: ROMI3) (“Romi”) tender offer for all of the outstanding shares of Hardinge:

“Hardinge’s Board of Directors remains unanimous in its belief that Romi’s hostile low-ball bid is an opportunistic attempt to transfer the value of Hardinge to Romi at a highly inadequate price and is not in the best interests of the company or its shareholders.  With its extension for a second consecutive time of its 'best and final' $10.00 per share offer, even though the number of shares tendered remains well below the 66.6% minimum condition that Romi requires, it is clear that Romi is not serious about a transaction that does anything but secure for itself upside that rightly belongs to Hardinge shareholders.  Furthermore, Hardinge believes that tendering into a highly conditional tender offer that has no prospect of closing is not meaningful and does not indicate that even the minority of shareholders who tendered actually support a transaction at $10.00.  Our Board has been clear all along about our views on Hardinge’s valuation and prospects, but Romi has given no indication of any willingness to offer a full and fair price.

“The Board continues to believe the ongoing implementation of Hardinge’s strategic plan will deliver greater value to our shareholders.  Hardinge is well-positioned to participate in the upswing as the global economy continues to improve.  The industrial sector and the machine tool industry are beginning to see signs of the recovery, as evidenced by our own strong order rates and improved outlook.  With our streamlined operating structure, increased cash flow generation, permanent cost reductions and balance sheet strength, we are poised to outperform our peers as the market continues to improve.  The strong order flow we are seeing further reinforces our view of Hardinge's bright prospects based on the strength of our business and our industry leading reputation in the global marketplace.  We will continue to act in the best interests of Hardinge shareholders by reiterating our recommendation against Romi’s ‘best and final’ offer of $10.00 per share, and executing our strategic plan to create long-term value that rightly belongs to our shareholders.”

Jefferies & Company, Inc. is acting as financial advisor to Hardinge and Wachtell, Lipton, Rosen & Katz is providing legal advice.  Questions and requests for assistance regarding the tender offer may be directed to Hardinge’s Information Agent, Okapi Partners LLC, toll-free at (877) 279-2311.

About Hardinge Inc.

Hardinge is a global designer, manufacturer and distributor of machine tools, specializing in SUPER PRECISION™ and precision CNC Lathes, high performance Machining Centers, high-end cylindrical and jig Grinding Machines, and technologically advanced Workholding & Rotary Products. The Company’s products are distributed to most of the industrialized markets around the world with approximately 70% of the 2009 sales outside of North America. Hardinge has a very diverse international customer base and serves a wide variety of end-user markets. This customer base includes metalworking manufacturers which make parts for a variety of industries, as well as a wide range of end users in the aerospace, agricultural, transportation, basic consumer goods, communications and electronics, construction, defense, energy, pharmaceutical and medical equipment, and recreation industries, among others. The Company has manufacturing operations in the United States, Switzerland, Taiwan, and China. Hardinge’s common stock trades on NASDAQ Global Select Market under the symbol, “HDNG.” For more information, please visit http://www.hardinge.com.

This news release contains forward-looking statements (within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended). Such statements are based on management’s current expectations that involve risks and uncertainties. Any statements that are not statements of historical fact or that are about future events may be deemed to be forward-looking statements. For example, words such as "may," "will," "should," "estimates," "predicts," "potential," "continue," "strategy," "believes," "anticipates," "plans," "expects," "intends," and similar expressions are intended to identify forward-looking statements. Hardinge’s actual results or outcomes and the timing of certain events may differ significantly from those discussed in any forward-looking statements due to a variety of factors, including those described in Hardinge’s SEC reports, including its March 15, 2010 Form 10-K and May 7, 2010 Form 10-Q. Except as required by law, Hardinge undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise. Hardinge notes that forward-looking statements made in connection with a tender offer are not subject to the safe harbors created by the Private Securities Litigation Reform Act of 1995. Hardinge is not waiving any other defenses that may be available under applicable law.

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Investor Contacts

Hardinge Inc.

Ed Gaio, VP & Chief Financial Officer

607-378-4207

Okapi Partners

Bruce H. Goldfarb / Patrick McHugh

212-297-0720 or (877) 279-2311

Media Contacts

Sard Verbinnen & Co

Denise DesChenes / Nat Garnick

212-687-8080